Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this current report on Form 8-K/A and the registration statement of Spirit of Texas Bancshares, Inc. on Form S-8 (Registration No. 333-228169) of our report dated March 20, 2019, on our audits of the consolidated financial statements of First Beeville Financial Corporation as of December 31, 2018 and 2017 and the years then ended, which is included in this current report on Form 8-K/A.

/s/ BKD, LLP

San Antonio, Texas

May 28, 2019